UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. __)

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Airgas, Inc.
(Name of Registrant as Specified in Its Charter)

Air Products Distribution, Inc.
Air Products and Chemicals, Inc.
(Name of Persons Filing Proxy Statement, if Other than Registrant)

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Air Products Issues Statement in Response to Airgas Rejection

LEHIGH VALLEY, Pa. (February 22, 2010) – Air Products (NYSE: APD) today issued the following statement in response to the rejection by the Board of Directors of Airgas, Inc. (NYSE: ARG) of Air Products’ fully financed tender offer for all the outstanding common shares of Airgas, Inc. for $60.00 per share all in cash:

“It is unfortunate that Airgas has yet again prevented its shareholders from receiving a 38% all-cash premium and immediate liquidity for their shares.  Air Products’ $60.00 per share all-cash offer not only removes any risk of future company performance or economic conditions, but would also create more value for Airgas shareholders than it can achieve on its own.  Even assuming Airgas can deliver on its highly optimistic 2013/2014 financial projections, or its newly discovered 2012 projections, $60.00 per share in cash today far exceeds the present value of either of these projections.  Now is the time for Airgas shareholders to be heard and demand the independent directors of Airgas form a Special Committee advised by independent advisors that will objectively evaluate our offer.  Air Products remains committed to pursuing our $60.00 cash offer and will take all necessary steps to complete it.”

Air Products believes the assertions Airgas made today in its press release and in the Schedule 14D-9 it filed with the SEC are misguided, reflect misinformation about Air Products’ intentions and plans for Airgas, and are misleading to Airgas’s stockholders.  Among others:

- Airgas Claim:  The offer grossly undervalues Airgas.

Airgas offers nothing new -- no new plan or strategy to enhance stockholder value beyond its existing outlook -- which has been lowered twice by Airgas over the past four months.  Airgas consistently points the market backward, not forward, in its public statements.  Air Products, on the other hand, offers immediate value and liquidity to Airgas stockholders.

- Airgas Claim:  The offer and its timing are extremely opportunistic.

An 18% cash premium over the 52-week high in an uncertain market is hardly opportunistic.  Airgas’ attempts to lay its recent performance at Air Products’ door should be rejected by its stockholders.  The timing for Airgas stockholders to receive a substantial cash premium that may be redeployed as stockholders see fit is excellent.  The deep recession Airgas points to is a reason to accept, rather than reject, certain value.

- Airgas Claim:  The offer is highly uncertain and any payments made to Airgas stockholders would be considerably deferred…  Air Products fails to commit to make the necessary divestitures…

Air Products does not have a North American packaged gas business.  Air Products has repeatedly and consistently committed in writing to making the appropriate divestitures to achieve antitrust clearance -- Airgas’ statement to the contrary is false.  Airgas, not Air Products, offers uncertainty and deferred value to its stockholders based on promises of future performance.

- Airgas Claim:  The offer’s extraordinarily broad conditions render it illusory.

Air Products’ conditions to its tender offer are customary and subject to negotiation with Airgas -- should Airgas ever choose to sit down in a constructive dialogue with Air Products.  Air Products is committed to closing the tender offer.

- Airgas Claim:  Air Products has employed highly aggressive tactics.

Airgas’ rhetoric regarding tactics rings hollow after they (1) summarily rejected Air Products’ repeated attempts for over five months to seek a friendly, constructive dialogue with Airgas, (2) commenced litigation against Air Products’ counsel of over 40 years, and (3) charged Air Products’ financial advisor with a conflict when Airgas retained and continues to employ Air Products’ boardroom advisor of over a decade, Goldman Sachs.  Airgas must offer its stockholders more than words and lawsuits to achieve greater value than that offered by Air Products’ all-cash, premium offer.

- Airgas Claim: Air Products’ acquisition of Airgas will likely reduce value…  This is particularly concerning if Air Products again revises its offer to include stock.

Air Products is offering an all-cash premium to Airgas’s stockholders, a fact which Airgas seeks to ignore and confuse.  Airgas’ repeated claim that its shares have outperformed Air Products’ shares is neither accurate nor relevant to Airgas shareholders’ consideration of a $60.00 per share all-cash offer. Airgas has refused to sit down and become informed regarding Air Products’ plans for Airgas.  Air Products urges Airgas to come to the table in a constructive dialogue that would clearly serve its stockholders better than continued delay.

At $60.00 per share in cash, the Air Products offer provides Airgas shareholders a 38% premium to Airgas’ closing price of $43.53 on February 4, 2010, the last trading day prior to public disclosure of the Air Products offer, and is 18% above Airgas’ previous 52-week high.  Air Products has secured committed financing from J.P. Morgan, and the offer is not conditioned on financing.  As previously stated in writing, Air Products is prepared to make appropriate divestitures to address regulatory issues in a timely manner.

The offer is conditioned on there being validly tendered and not withdrawn at least a majority of the total number of Airgas shares outstanding on a fully diluted basis, Airgas’ Board of Directors redeeming or invalidating its “poison pill” shareholder rights plan, and receipt of regulatory approvals and customary closing conditions as described in the Offer to Purchase.  Air Products’ Offer to Purchase, Letter of Transmittal and other offering documents have been filed with the U.S. Securities and Exchange Commission.  Airgas’ stockholders may obtain copies of all of the offering documents free of charge at the SEC's website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., the Information Agent for the offer, at 212-929-5500 or toll-free at 800-322-2885.  Additional information about the transaction, including the offering documents, is also available at www.airproducts.com/airgasoffer.  The tender offer will expire at 12:00 midnight New York City time on April 9, 2010, unless extended in the manner set forth in the Offer to Purchase.

Air Products’ financial advisor and dealer manager for the tender offer is J. P. Morgan Securities Inc., its legal advisors are Cravath, Swaine & Moore LLP and Arnold & Porter, and its information agent is MacKenzie Partners, Inc.

Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. In fiscal 2009, Air Products had revenues of $8.3 billion, operations in over 40 countries, and 18,900 employees around the globe. For more information, visit: www.airproducts.com.

ADDITIONAL INFORMATION

On February 11, 2010, Air Products Distribution, Inc., a wholly owned subsidiary of Air Products and Chemicals, Inc. ("Air Products"), commenced a cash tender offer for all the outstanding shares of common stock of Airgas, Inc. ("Airgas") not already owned by Air Products, subject to the terms and conditions set forth in the Offer to Purchase dated as of February 11, 2010 (the "Offer to Purchase").  The purchase price to be paid upon the successful closing of the cash tender offer is $60.00 per share in cash, without interest and less any required withholding tax, subject to the terms and conditions set forth in the Offer to Purchase, as amended. The offer is scheduled to expire at midnight, New York City time, on Friday, April 9, 2010, unless further extended in the manner set forth in the Offer to Purchase.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related letter of transmittal and other offer materials) filed by Air Products with the U.S. Securities and Exchange Commission (“SEC”) on February 11, 2010. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders can obtain free copies of these documents and other documents filed with the SEC by Air Products through the web site maintained by the SEC at http://www.sec.gov. The Offer to Purchase and related materials may also be obtained for free by contacting the Information Agent for the tender offer, MacKenzie Partners, Inc., at 212-929-5500 or toll-free at 800-322-2885.

In connection with the proposed transaction, Air Products may file a proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of Airgas. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Air Products through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Air Products and certain of its respective directors and executive officers may be deemed to be participants in the proposed transaction under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Air Products’ directors and executive officers in Air Products’ Annual Report on Form 10-K for the year ended September 30, 2009, which was filed with the SEC on November 25, 2009, and its proxy statement for the 2010 Annual Meeting, which was filed with the SEC on December 10, 2009. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this communication other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates”, “expects”, “intends”, “plans”, “predicts”, “believes”, “seeks”, “estimates”, “may”, “will”, “should”, “would”, “could”, “potential”, “continue”, “ongoing”, similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition include the possibility that Air Products will not pursue a transaction with Airgas and the risk factors discussed in our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. The forward-looking statements in this release speak only as of the date of this filing. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.

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Media Inquiries:

(Air Products)
Betsy Klebe, tel: (610) 481-4697.

(Sard Verbinnen & Co)
George Sard/David Reno, tel: (212) 687-8080.

Investor Inquiries:

(Air Products)
Nelson Squires, tel: (610) 481-7461.

(MacKenzie Partners)
Larry Dennedy/Charlie Koons, tel: (212) 929-5239; (212) 929-5708.